(m)(2)(i)

AMENDED SCHEDULE A

with respect to the

FOURTH AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

for
VOYA MUTUAL FUNDS
CLASS C SHARES
Maximum Combined Service and
Fund(s)	Distribution Fees
(as a percentage of average daily net assets)
Voya Diversified Emerging Markets Debt
Fund	1.00%
Voya Global Bond Fund	1.00%
Voya Global Diversified Payment Fund	1.00%
Voya Global High Dividend Low Volatility
Fund	1.00%
Voya Global Perspectives® Fund	1.00%
Voya Multi-Manager Emerging Markets
Equity Fund	1.00%
Voya Multi-Manager International Small Cap
Fund	1.00%

Date last amended: November 19, 2020